Exhibit 10.2

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Employment Agreement dated 25th day of February, 2009 (the “Agreement”), is dated effective March 10, 2010 (the “Effective Date”) by and between National Health Investors, Inc., a Maryland real estate investment trust ("Company") and Justin Hutchens, a resident of Tennessee (“Executive”).

WHEREAS, Executive and the Company entered into the Agreement pursuant to which Executive agreed to act as President and Chief Operating Officer of the Company during the term of the Agreement;

WHEREAS, the Company and the Executive now desire to amend certain terms of the Agreement effective upon the Effective Date as set forth herein.

NOW, THEREFORE, for and in consideration of the promises herein, and other good and valuable consideration, Company and Executive do hereby agree to amend the Agreement as follows:

1.

Section 2 of the Agreement is hereby amended by adding the following to the end thereof:

“The Executive further agrees to serve as the Chief Executive Officer of the Company when W. Andrew Adams is no longer serving in such capacity.”

2.

The first sentence of Section 3.A. of the Agreement is hereby deleted in its entirety and replaced with the following sentences:

“The period of Executive’s employment under this Agreement will commence as of the date of the original Employment Agreement and shall continue through the third anniversary of this Amendment.  Commencing on the first anniversary of this Amendment and each anniversary thereafter, the Period of Employment (as defined in the next sentence of the Agreement) shall automatically be extended for one (1) additional year unless, not later than ninety (90) days prior to such anniversary, either party hereto shall have notified the other party hereto that such extension shall not take effect.

3.

Section 7.A of the Agreement is hereby deleted in its entirety and replaced with the following:

“A.

If the Executive’s employment terminates during the term of this Agreement due to a Without Cause Termination or due to a Constructive Discharge, as each is defined later in this Agreement, and if Executive signs a valid general release of all claims against the Company in a form provided by the Company, the Company will pay the Executive in a lump sum an amount equal to $380,000 upon such termination.  If the Executive resigns his employment with the Company during the term of this Agreement other than due to a Constructive

Discharge, the Executive will pay the Company in a lump sum an amount equal to $380,000 upon such termination.  In addition, earned but unpaid Base Salary and Annual Incentive Bonus through the date of termination will be paid to the Executive in a lump sum at such time. Sections 8 through 10 shall survive expiration or termination of this Agreement.”

4.

Section 7.B of the Agreement is hereby deleted in its entirety and replaced with the following:

“B.

Upon the termination of employment for any reason other than as expressly provided in Section 7.A above, including termination after the election by either party not to extend this Agreement as provided in Section 3.A, Executive will receive Base Salary prorated through the effective date of such termination, and earned but unpaid Base Salary and Annual Incentive Bonus through the date of termination will be paid in a lump sum at such time.  Sections 8 through 10 shall survive expiration or termination of this Agreement.  No other payments will be made or benefits provided by the Company.”

5.

A new Section 7.D.3 of the Agreement is hereby added and shall be as follows:

“3.

“Constructive Discharge” means termination of the Executive’s employment by the Executive due to a material breach of the Company’s duties, responsibilities and obligations under this Agreement that has not been corrected or remedied within 60 days after the Board’s receipt of written notice from the Executive specifying such breach; provided, however, such cure period may be extended if the Company is working diligently to cure such breach and reasonably needs an extension to effect such cure.”

6.

The second sentence of Section 8.C. of the Agreement is hereby deleted in its entirety and replaced with the following sentence:

“During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, other than termination due to a Without Cause Termination or Constructive Discharge: (i) the Executive, without prior express written approval by the Board of Directors of the Company will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and (ii) the Executive, without express prior written approval from the Company, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company.

7.

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the new Appendix A attached hereto.

8.

In all other respects the Agreement is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Consultant has executed the same effective as of the Effective Date.

NATIONAL HEALTH INVESTORS, INC.

EXECUTIVE

By:       /s/ Ted Welch__________________

       /s/ Justin Hutchens____

Title:    Ted Welch,

Justin Hutchens

Chairman, Compensation Committee

Exhibit 10.2

APPENDIX A

CASH PERFORMANCE INCENTIVE PLAN

Executive may elect to be compensated pursuant to this Cash Performance Incentive Plan instead of the compensation provisions contained in Section 4(A)(1) and (2) of the Employment Agreement to which this Appendix is attached; provided however, once Executive makes the election to be compensated pursuant to this Cash Performance Incentive Plan, his compensation will be made pursuant to this Plan for the remainder of the Employment Agreement

1.

Base Salary each year under this Incentive Performance Plan will be as follows:

2010 – 2012

$380,000

2.

Operating FFO Performance Bonus

If at the end of each year in the table below during which the Executive is employed by the Company, the Company’s per share funds from operations (“FFO”) as defined below for the applicable fiscal year is equal to or above the amount provided in the table below, then the Executive will be entitled to the FFO Bonus as provided in the table below.  The computation below is made after all bonuses and options have been expensed.  In no event shall the Executive receive any FFO Bonus if the per share FFO does not meet or exceed the amount in the table below.  “Funds from operations” shall mean the consolidated net income of the Company computed in accordance with generally accepted accounting principles, (1) plus depreciation, (2) less the amount of any gains derived from the sale of previously written-down assets, (3) plus the amount of any losses derived from the sale of  previously written-down assets, (4) plus the amount of any  losses from the sale of investment securities, and (5) less the amount of any gains from the sale of investment securities.

Year

Recurring FFO

  FFO Bonus

Year

     Recurring FFO

  FFO Bonus

2010

$ 2.61

       $290,000

2012

TBD

    $ 325,000

2011

TBD

                     305,000

3.

Dividend Performance Bonus

If at the end of each fiscal year in the table below during which the Executive is employed by the Company, the Company’s per share recurring dividend (dividends excluding amounts from (2), (3), (4), and (5) in 2 above) for such year is equal to or above the amount provided in the table below, then the Executive will be entitled to the Dividend Bonus provided in the table below, which bonus amount may be increased by the Company Board based on the amount by which the per share recurring dividend exceeds the amount in the table.  In no event shall the Executive receive any Dividend Bonus if the per share recurring dividend does not meet or exceed the amount in the table below.  “Recurring dividend” shall mean any dividend declared and paid by the Company that is equal to up to 90% of the Company’s per share FFO for such year.

   Recurring

      Minimum

Recurring

      Minimum

Year

  Dividend         Dividend Bonus

Year

 Dividend

 Dividend Bonus

2010

$ 2.30                 290,000

2012

  TBD                  $  325,000

2011

   TBD

   305,000